UNITED STATES                 ---------------
                      SECURITIES AND EXCHANGE COMMINSSION      SEC FILE NUMBER
                            Washington, D.C. 20549                  0-16947
                                                               ---------------
                                  FORM 12b-25                  ---------------
                           NOTIFICATION OF LATE FILING           CUSIP NUMBER
                                                                  06646R107
                                                               ---------------
(Check One): [ ] Form 10-K [ ] Form 20-F [X] Form 11-K [ ] Form 10-Q
             [ ] Form N-SAR


                    For Period Ended:  December 31, 2001
                                       -----------------
                     [  ] Transition Report on Form 10-K
                     [  ] Transition Report on Form 20-F
                     [  ] Transition Report on Form 11-K
                     [  ] Transition Report on Form 10-Q
                     [  ] Transition Report on Form N-SAR
                     For the Transition Period Ended:_________________

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        Nothing in this form shall be construed to imply that the
        Commission has verified any information contained herein.
==============================================================================

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
______________________________________________________________________________

PART I - REGISTRANT INFORMATION

Banknorth Group, Inc. 401(k) Plan
______________________________________________________________________________
Full Name of Registrant

______________________________________________________________________________
Former Name if Applicable

Two Portland Square, P.O. Box 9540
______________________________________________________________________________
Address of Principal Executive Office (Street and Number)

Portland, Maine 04112-9540
______________________________________________________________________________
City, State and Zip Code

PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b- 25(b), the following should be completed. (Check box if appropriate)

     [X] (a) The reason described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

     [X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

     [ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

The Registrant had solicited proposals from three firms for the audit services on the Banknorth Group, Inc. 401(k) Plan for the year ended December 31, 2001. One firm submitted a proposal and had commenced the audit when they realized that they were not independent (due to a partner's share ownership in Banknorth Group, Inc.). They have subsequently withdrawn from the engagement. Consequently the Registrant had to engage the services of the former audit firm to complete the audit close to the filing date. This did not allow enough time to file by the required due date.



PART IV - OTHER INFORMATION

(1)  Name and telephone number of person to contact in regard to this notification
          Gerard L. Hawkins           (202)                  347-0300
     _________________________________________________________________________
              (Name)               (Area Code)         (Telephone Number)

(2)  Have all other periodic reports required under Section 13 or 15(d)
     of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed?
     If answer is no, identify report(s).            [X]  Yes   [ ]  No
     _________________________________________________________________________

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or
     portion thereof?                                [ ]  Yes   [X]  No


     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

______________________________________________________________________________


Banknorth Group, Inc. 401(k) Plan
______________________________________________________________________________
(Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  June 28, 2002                   By:  Banknorth, NA (as Trustee)


                                       By:  /s/  Kevin K. Brown
                                            ----------------------
                                            Name:  Kevin K. Brown
                                            Title:  Vice President